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
 FORM 4
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION
[X] Check box if no longer                          WASHINGTON, D.C. 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting       |   2. Issuer Name and Ticker or Trading Symbol     |  6. Relationship of Reporting Person(s)
   Person*                             |                                                   |      to Issuer (Check all applicable)
                                       |      INT Media Group, Inc. (INTM)                 |     _____ Director __X__ 10% Owner
   Penton Media, Inc.                  |                                                   |     _____ Officer (give title below)
                                       |                                                   |     _____ Other (specify below)
-------------------------------------------------------------------------------------------|
(Last)        (First)       (Middle)   |  3. IRS Indentification |  4. Statement for       |    Reporting Person no longer subject
                                       |     Number of Reporting |     Month/Year          |    to Section 16
 1300 East Ninth Street                |     Person, if an       |  January 2002           |----------------------------------------
---------------------------------------|     Entity (Voluntary)  |-------------------------|  7. Individual or Joint/Group Filing
               (Street)                |                         |  5. If Amendment,       |        (Check Applicable Line)
                                       |                         |     Date of Original    |  _X_ Form filed by One Reporting Person
                                       |    36-2875386           |     (Month/Year)        |  ___ Form filed by More than One
Cleveland         Ohio        44114    |                         |                         |      Reporting Person
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(City)          (State)          (Zip)

                         TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired (A)| 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount  | (A) |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |         | or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |         | (D) |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|---------|-----|----------|-------------|---------|---------
Common Stock, par value $.01 per share |  01/24/02     |   S   |       | 120,000 |  D  |  $1.50   |             |         |
---------------------------------------|---------------|-------|-------|---------|-----|----------|-------------|---------|---------
Common Stock, par value $.01 per share |  01/25/02     |   S   |       |2,853,383|  D  |  $2.00   |     -0-     |    I    |  (1)
---------------------------------------|---------------|-------|-------|---------|-----|----------|-------------|---------|---------
                                       |               |       |       |         |     |          |             |         |
---------------------------------------|---------------|-------|-------|---------|-----|----------|-------------|---------|---------
                                       |               |       |       |         |     |          |             |         |
---------------------------------------|---------------|-------|-------|---------|-----|----------|-------------|---------|---------
                                       |               |       |       |         |     |          |             |         |
---------------------------------------|---------------|-------|-------|---------|-----|----------|-------------|---------|---------
                                       |               |       |       |         |     |          |             |         |
---------------------------------------|---------------|-------|-------|---------|-----|----------|-------------|---------|---------
                                       |               |       |       |         |     |          |             |         |
---------------------------------------|---------------|-------|-------|---------|-----|----------|-------------|---------|---------
                                       |               |       |       |         |     |          |             |         |
---------------------------------------|---------------|-------|-------|---------|-----|----------|-------------|---------|---------
                                       |               |       |       |         |     |          |             |         |
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* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                           (Over)

    Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                     (PRINT OR TYPE RESPONSES)
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FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
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 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
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              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
-------------------------------------------------------------------
Explanation of Responses: (1) Penton Media, Inc.'s beneficial ownership was based on the record ownership of these shares by Penton
Internet, Inc., a wholly owned subsidiary of Internet World Media, Inc., which is a wholly owned subsidiary of Penton Media, Inc.

                                                                       PENTON MEDIA, INC.,

                                                                  By:  /s/ Preston L. Vice                     February 1, 2002
                                                                      ------------------------------------------------------------
                                                                     **Signature of Reporting Person                 Date



(1) Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
PRESTON L. VICE, SENIOR VICE PRESIDENT

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                               Page 2
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